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Prospectus Supplement No. 1 (To Prospectus Dated October 9, 2001)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-70352

TETRA TECH, INC.

Prospectus Supplement
Dated October 25, 2001

    This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 9, 2001, including any amendment or supplements thereto.

    This prospectus relates to the resale by the selling stockholders of their shares of our Common Stock.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

    The information in the table appearing under the heading "Selling Stockholders" on page 8 in the prospectus is hereby amended by adding the information below with respect to selling stockholders not previously listed in the prospectus or in any amendments or supplements thereof, and by deleting Shepherd Miller, Inc. ("SMI") as a selling stockholder. SMI has sold 20,624 shares and distributed its remaining 21,780 shares to its shareholders as specified below.

Names	Shares Beneficially Owned Prior to Offering	%	Number of Shares Offered
Thomas A. Shepherd	14,324	*	14,324
Edward F. Redente	3,773	*	3,773
John D. Nelson	1,911	*	1,911
Sherman J. Worthington	528	*	528
H. Robert Meyer	335	*	335
Richard J. Frechette	123	*	123
Daniel D. Overton	220	*	220
Janet A. Johnson	566	*	566

*
Represents less than 1% of the outstanding shares of Common Stock.

    Each of the selling stockholders named above is an employee of MFG Inc., one of our subsidiaries. No selling stockholder named above has had any material relationship with us, or any of our predecessors or affiliates, other than as an employee. Because such selling stockholders may sell all or part of their shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by any such selling stockholder upon termination of any offering made hereby.

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TETRA TECH, INC. Prospectus Supplement Dated October 25, 2001